EXHIBIT 10.23

                 SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

      This Settlement Agreement and Mutual General Release (hereafter "Agreement") is entered into this 8th day of January 2003, between Geoworks Corporation, a Delaware corporation, and Geoworks, Ltd., a United Kingdom company (collectively hereafter "Company") and Donald G. Ezzell, an individual, and DGE Capital Group, a California company (collectively hereafter "Ezzell").

                                    RECITALS:

      Company and Ezzell desire to fully and finally resolve any and all complaints, claims, counterclaims, demands, rights or actions, pending arbitration, pending litigation, and all differences between them arising out of or in connection with prior agreements and Ezzell's ownership of securities in the Company, whether legal, equitable, contractual, statutory (foreign, federal, state, or local) or otherwise.

                                   AGREEMENT:

NOW THEREFORE, IN CONSIDERATION OF THE PREMISES AND MUTUAL PROMISES HEREIN CONTAINED, THE PARTIES AGREE AS FOLLOWS:

1. Common Stock, Promissory Note & Pending Arbitration. Ezzell holds 50,000 shares of Company common stock pursuant to a Restricted Stock Purchase Agreement, Security Agreement, and Promissory Note dated August 10, 1999, and an Agreement and Mutual General Release dated December 20, 2000, all of which are collectively the subject of pending arbitration under American Arbitration Association Case No. 74 117 000156, filed January 29, 2002 and will be collectively referred to as the "Agreements" below. In consideration of this Agreement, the parties agree to fully and finally settle, resolve and dismiss all claims against each other in the pending arbitration and within five (5) days of the parties' executing this Agreement do all of the following: (a) Ezzell will dismiss all pending claims in the pending arbitration, consider canceled, resolved and fulfilled any obligations of Company pending under the Agreements , and deliver to Company the original certificate for the 50,000 shares and any other shares that Ezzellowns or controls and the sum of $12,577.59; (b) Company will cancel and consider paid in full the Promissory Note dated August 10, 1999, cancel and consider resolved and fulfilled any obligations pending under the Agreements, and dismiss all pending claims in the pending arbitration; and (c) Company and Ezzell will jointly prepare, countersign and deliver to the American Arbitration Association an advisory letter dismissing the pending arbitration.

2. Common Stock & Pending Federal Court Litigation. There is presently pending in the United States District Court, Central District of California, Case No. CV 02-9367 filed December 10, 2002, concerning Ezzell's purchase and sale of 45,000 shares of Company common stock. In consideration of this Agreement, the parties agree to fully and finally settle, resolve and dismiss all claims against each other in the pending federal court litigation and within five (5) days of the parties' executing this Agreement do all of the following: (a) Company shall file a Notice of Withdrawal of its pending motions in Case No. CV 02-9367, (b) Ezzell shall file a Request for Dismissal With Prejudice of Case No. CV 02-9367, and (c) each party shall deliver to the other a file-endorsed copy of said documents via facsimile and United States first class mail.

3. Fees, Costs & Expenses. The consideration in this Agreement is the entire consideration between the parties for full and final resolution of the matters herein. Each party shall be responsible for its own attorney's fees, costs, or expenses incurred on all matters addressed herein, and neither party shall be considered the prevailing party in the arbitration or litigation resolved by this Agreement and Mutual General Release.

4. Further Documentation. Company and Ezzell agree to cooperate in the timely performance of any additional mechanical or necessary tasks, or the timely preparation, execution and delivery of any agreements, letters, or supplemental documents reasonably requested by either in order to facilitate performance, execution and completion of the terms, promises, covenants, and provisions of this Agreement and Mutual General Release. Without limiting the foregoing, Ezzell agrees never to acquire any securities or rights thereto in the Company or its Released Parties, or chose in action against same, or to knowingly acquire an interest in any person who does so.

5. Confidentiality. Company and Ezzell agree that the terms of this Agreement will be held in strict confidence except to the extent that disclosures may be required by judicial process or law, and except that Company and Ezzell may disclose any information concerning this Agreement and Mutual General Release to its/their attorneys and tax or financial advisors. Moreover, either party may state that "all matters, disputes, and pending arbitration and litigation was resolved to the satisfaction of both parties" without violating this Section 5. Furthermore, in light of Ezzell's prior legal representation of the Company, Ezzell confirms that Ezzell will not represent any third party in any claim or defense against the Company and its Released Parties, nor cooperate or assist in such claim, regardless of the nature or timing of such claim.

6. Mutual Release. In consideration of this Agreement and Mutual General Release, Company and Ezzell and its/their representatives, heirs, successors and assigns do hereby irrevocably and unconditionally release and forever discharge each other and each and all of their affiliates, and their present and former shareholders, officers, directors, agents executives, attorneys, successors and assigns (including Teleca Ltd. and its affiliates, shareholders, officers and directors) (collectively, "Released Parties") from all claims, rights, demands, actions, obligations and causes of action of every kind and character, known and unknown, mature or unmatured, which Company and Ezzell may now have or has ever had related to or concerning any prior agreement between the parties as well as Ezzell's ownership of Company securities whether based on tort, contract (express or implied), or any foreign, federal, state, or local law, statute or regulation (collectively, "Released Claims"). The Released Claims do not include claims for a breach of this Agreement.

7. Section 1542 Waiver. The parties understand and agree that Released Claims include not only claims presently known to them, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character that would otherwise come within the scope of Released

Claims as described in paragraph 6. The parties further understand that they may hereafter discover facts different from what they now believe to be true, which if known, could have materially affected this Agreement, but they nevertheless waive any claims or rights based on different or additional facts. The parties knowingly and voluntarily waive any and all rights or benefits that they may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

8. No Admission. The parties understand and agree that this Agreement and Mutual General Release is a compromise settlement of disputed claims and that the furnishing of the consideration for this Agreement and Mutual General Release shall not be deemed or construed at any time or for any purpose as an admission or concession by Company or Ezzell of any liability or wrongful act by either. The liability for any and all claims or wrongful acts is expressly disclaimed and denied by both parties. Rather, the parties have entered this Agreement to resolve all differences between them, to secure peace, and to avoid involvement in protracted litigation based upon disputed claims that are raised or could be raised by either party in arbitration, litigation, or otherwise. This Agreement and Mutual General Release does not constitute an admission or concession by either party of any liability on account of such claims.

9. Disputes Over This Agreement. In any action or proceeding between or among the parties hereto at law or in equity with respect to, pertaining to, or arising from this Settlement Agreement and Mutual General Release, whether for enforcement, or for damages by reason of any alleged breach, or for a declaration of rights or obligation, or otherwise, whether or not such action or proceeding is compromised or is prosecuted to final judicial determination (collectively "Dispute Proceedings"), the unsuccessful party to the Dispute Proceedings shall pay to the prevailing party, in additional to any other relief that may be granted, all costs and expenses of the Dispute Proceeding, including without limitation, the prevailing party's reasonable actual attorneys' fees and expenses. Late payments bear interest at the rate of one percent per month.

10. Notices. Any notice under this Agreement must be in writing and shall be effective upon delivery by hand, upon confirmed facsimile transmission, two (2) days after deposit with a nationally recognized overnight courier service, or three (3) business days after deposit in the United States mail, postage prepaid, certified, or registered and addressed to Company or Ezzell at its/their then current address.

11. Integration. This Agreement constitutes the entire, final and binding understanding between the parties hereto; no other statement or representation, written or oral, express or implied, has been received or relied upon, and all prior or contemporaneous discussions, statements, and negotiations relating to the subject matter hereof are superseded, merged into, and expressed in this Agreement.

12. Amendments; Waivers. This Agreement may not be amended except by an instrument in writing signed by each of the parties, and any waiver of any provision of this Agreement must be in writing signed by the waiving party.

13. Assignments: Successors and Assigns. Both parties agree that each will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, except in connection with a merger, consolidation or sale of substantially all of a party's assets. Any such purported assignment, transfer or delegation shall be null and void. Each party represents that neither has previously assigned or transferred any claims or rights released by or pursuant to this Agreement.

14. Severability. If any provision of this Agreement, or its application to any person, place or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places and circumstances shall remain in full force and effect.

15. Governing Law. This Agreement shall be governed, construed, and interpreted in accordance with the laws of the State of California.

16. Representation by Counsel. The parties acknowledge that (i) they have had the opportunity to consult counsel in regard to this Agreement; (ii) they have read and understand the Agreement and they are fully aware of its legal effect; and (iii) they are entering into this Agreement freely and voluntarily, and based on each party's own judgment and not on any representations or promises made by the other party, other than those contained in this Agreement. This Agreement was drafted by both parties, and shall not be interpreted or construed for or against either party.

The effective date of this Agreement is January 8, 2003.


GEOWORKS CORPORATION:                   DONALD G. EZZELL:

By: ______________________              By: ____________________

GEOWORKS LTD.:                          DGE CAPITAL GROUP:


By: ______________________              By: ____________________